EXHIBIT 21.1

                 SUBSIDIARIES OF EPOCH HOLDING CORPORATION

                                                        STATE OF
        COMPANY                    % OWNED           INCORPORATION
        _______                    _______           _____________

1.  J Net Ventures I, LLC             100%              Delaware

2.  J Net Holdings, LLC               100%              Nevada

3.  J Net GP, LLC                     100%              Nevada

4.  InterWorld Corporation           95.3%              Delaware

5.  IW Holdings, Inc.                 100%              Delaware

6.  Epoch Investment Partners, Inc.   100%              Delaware